Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-4 No., 333-190076 and Form S-8 Nos., 33-55213, 33-63689, 33-64854, 333-49523, 333-93563, 333-67462, 333-88898, 333-97917, 333-106973, 333-129202, 333-165201, 333-186914) pertaining to the 6.125% Senior Notes due 2020 of Wolverine World Wide, Inc. and the various stock option, incentive and deferred compensation plans of Wolverine World Wide, Inc. of our reports dated March 3, 2015, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc., and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc., included in this Annual Report on Form 10-K for the year ended January 3, 2015.
/s/ Ernst & Young LLP
Grand Rapids, Michigan
March 3, 2015